EXHIBIT 99.1

Fifth Street Senior Floating Rate Corp. Increases Quarterly Dividend by 15%

WHITE PLAINS, NY, Jan. 7, 2014 (GLOBE NEWSWIRE) -- Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) ("FSFR") today announced that its Board of Directors declared a $0.23 dividend per share through March 31, 2014. The March quarterly dividend represents a 15% increase from the prior quarter's dividend of $0.20 per share.

The following table reflects the per share dividend which the Board of Directors declared on January 3, 2014:

Record Date	Payment Date	Amount
March 31, 2014	April 15, 2014	$0.23

FSFR's recently declared dividend is expected to approximate net investment income per share for the December 2013 quarter. FSFR began utilizing leverage in the December 2013 quarter, and expects net investment income per share and the dividend level to increase as its investment portfolio grows and leverage increases further towards its target of 0.85x debt-to-equity.

"We are pleased to announce a $0.23 per share dividend to our stockholders, which represents our second consecutive quarterly dividend increase. As we continue to build our portfolio, we anticipate that the Board of Directors will increase our dividend as the year progresses, consistent with anticipated earnings growth," stated FSFR's Chief Financial Officer, Steven M. Noreika.

Effective with the dividend payable in January 2014, FSFR's dividend reinvestment plan ("DRIP") provides for reinvestment of dividends, unless stockholders elect to receive cash. As a result, if FSFR's Board of Directors declares a cash dividend, FSFR's stockholders whose shares are registered in their name and who have not "opted out" of FSFR's DRIP will have their cash dividends automatically reinvested in additional shares of FSFR common stock, rather than receiving cash dividends. FSFR provides a 5% discount on newly-issued shares purchased through the DRIP (provided that shares are not issued at less than net asset value per share). If you are a FSFR stockholder and your shares of FSFR common stock are held through a brokerage firm or other financial intermediary and you wish to participate in the DRIP, please contact your broker or other financial intermediary.

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to small and mid-sized companies, primarily in connection with investments by private equity sponsors. The company's investment objective is to maximize its portfolio's total return by generating current income from its debt investments while seeking to preserve its capital. The company has elected to be regulated as a business development company and is externally managed by Fifth Street Management LLC. Named 2013 "Lender Firm of the Year" by The M&A Advisor, Fifth Street Management LLC is an SEC-registered investment adviser and leading alternative asset manager with over $3 billion in assets under management. With a track record of more than 15 years and offices across the country, Fifth Street's nationally recognized platform has the ability to hold loans up to $150 million, commit up to $250 million and structure and syndicate transactions up to $500 million. FSFR's website can be found at fifthstreetsenior.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as "believes," "expects," "estimates," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Dean Choksi, Executive Director of Finance &
         Head of Investor Relations
         (914) 286-6855
         dchoksi@fifthstreetfinance.com

         Media Contact:
         Nick Rust
         Prosek Partners
         (212) 279-3115 ext. 252
         pro-fifthstreet@prosek.com